As filed with the Securities and Exchange Commission on July 2, 1998
                                                      Sec File No. 0-27362
------------------------------------------------------------------------------
                                                      Registration  No.  333-



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ------------------------


                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                           ------------------------


                             CELTIC INVESTMENT, INC.
            (Exact name of Registrant as specified in its charter)

      Illinois                                             36-3729989
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                        Identification No.)


                       17 W. 220 22nd Street, Suite 420
                          Oakbrook Terrace, IL 60181
                   (Address of principal executive offices)
                           ------------------------


                Employee and Consultant Stock Option Agreements
                Celtic Investment, Inc. 1997 Stock Option Plan
                             (Full title of plans)


                               Douglas P. Morris
                           Celtic Investment, Inc.
                       17 W. 220 22nd Street, Suite 420
                          Oakbrook Terrace, IL 60181
                    (Name and address of agent for service)

                                (630) 993-9010
                    (Telephone number of agent for service)
                           ------------------------


                                with copies to:
                            A.O. Headman, Jr., Esq.
                        Cohne, Rappaport & Segal, P.C.
                       525 East First South, Fifth Floor
                           Salt Lake City, UT 84102
                                (801) 532-2666


                        CALCULATION OF REGISTRATION FEE

Title of Securities      Amount to be        Proposed Maximum    Proposed Maximum     Amount of
to be Registered         Registered(1)       (Offering Price     Aggregate Offering   Registration Fee
                                             Unit                Price

Common Stock             1,000,000           $1.81 (2)           $1,810,000             $   533.95
Common Stock             1,253,437(3)        $1.00               $1,253,437             $   369.76
Common Stock             400,000(4)          $1.25               $  500,000             $   147.50
Common Stock             172,500(5)          $3.00               $  517,500             $   152.66

                                                                                     =====================
                                                                                        $ 1,203.87

       (1) Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

           (2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"). The Proposed Maximum Offering Price was determined by averaging the high and low prices of the Common Stock, $.001 per share par value (" Common Stock") of Celtic Investment, Inc. (the "Company") as reported by the NASDAQ -SmallCap System, the automated quotation system of the National Association of Securities Dealers, Inc, on June 30, 1998. Consists of 1,000,000 shares of Common Stock which are issuable under the Company's 1997 Stock Option Plan which was approved by the shareholders of the Company on January 23, 1998.

           (3) Consists of shares of Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $1.00. Such options were granted to Douglas P. Morris - 100,000 shares, Howard Talks -100,000 shares; Lawrence Pino -100,000 shares; Larry Meek 355,000- shares; Reese Howell, Jr.- 250,000 shares; Robert Gregory - 20,000 shares; Frank Lucchese - 180,000 shares; Roger Davis - 10,937 shares; Martha Marroquin -25,000 shares; Robert Jaskiewicz - 17,500 shares; Mark Hernandez - 12,500 shares; Linda Hodges 7,500 shares and James Doherty - 75,000 shares. These options are subject to various terms including, but not limited to, terms as to vesting, expiration and forfeiture. Some of these options are currently exercisable and other options are not currently exercisable and will not be exercisable unless the vesting requirements of such options are met.

           (4) Consists of shares of Common Stock with respect to which options have been granted under a stock option agreement at an exercise price of $1.25. Such options were granted to Douglas P. Morris. These options are subject to various terms including, but not limited to, terms as to vesting, expiration and forfeiture. Some of these options are currently exercisable and other options are not currently exercisable and will not be exercisable unless the vesting requirements of such options are met.

           (5) Consists of shares of Common Stock with respect to which options have been granted under stock option agreements at an exercise price of $3.00. Such options were granted to Kirk Ferguson - 100,000 shares, Byron Starcher -12,500 shares; and Glick Morganstern - 60,000 shares. These options are subject to various terms including, but not limited to, terms as to vesting, expiration and forfeiture. Some of these options are currently exercisable and other options are not currently exercisable and will not be exercisable unless the vesting requirements of such options are met.

                             AVAILABLE INFORMATION

       Celtic Investment Inc., (the "Company" or the "Registrant"), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at its general offices at Citicorp Center, 300 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's common stock is listed on the NASDAQ Stock Market - Small Cap System. In addition, certain of such materials are also available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR").

                               EXPLANATORY NOTE

       The Section 10(a) prospectuses being delivered by Celtic Investment, Inc. (the "Company") to participants in the Celtic Investment, Inc. 1997 Stock Option Plan as required by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and to the holders of the stock options referred to above (collectively, the "Plans") have been prepared in accordance with the requirements of Form S-8 and relate to shares of Common Stock, par value $0.001 per share, of the Company (the " Common Stock") which have been reserved for issuance pursuant to the Plans. The information regarding the Plans required in the Section 10(a) prospectuses is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants in the Plans a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

       Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

       Not required to be filed with this Registration Statement

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      Incorporation of Documents By Reference.

       The following documents filed by the registrant with the Securities and Exchange Commission as of their respective dates are incorporated by reference in this registration statement:

             (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ending June 30, 1997, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

             (b) Registrant's quarterly report on Form 10-QSB for the fiscal quarters ended September 30, 1997, December 31, 1997 and March 31, 1998 and all other reports, if any, filed by the Registrant pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended June 30, 1997.

             (c) The description of Registrant's common stock contained in the Registration Statement on Form 8-A filed with the Commission on December 11, 1995, including any amendments or reports filed for the purpose of updating such description.

       All documents filed by the Registrant pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.      Description of Securities

       Not applicable; the class of securities to be offered is registered under
Section 12 of the Securities Exchange Act of 1934, as amended.

ITEM 5.      Interests of Named Experts and Counsel

       Not applicable.

ITEM 6.      Indemnification of Directors and Officers.

Article  VI  of  the   Company's   Articles   of   Incorporation   provide   for
indemnification of officers, directors and other on the following terms:

      1. The Corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or who is serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment or settlement or conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      2. In addition to any other provision of these Articles of Incorporation no director of this Corporation will be liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 8.65 of the Illinois  Business  Corporation Act of 1983, as amended,  or
(iv) for any transaction from which the director derived an improper personal benefit. No such provision will eliminate or limit the liability of a director for any act or omission occurring before the date when the provision becomes effective.

      3. The Corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he or she acted in good faith an in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that no indemnification will be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the Corporation unless and only to the extent that the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court will deem proper.

      4. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue, or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

      5. Any indemnification under Sections 1 and 2 of this Article (unless ordered by a court) will be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article. Such determination will be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

      6. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article.

      7. The indemnification and advancement of expenses provided by or granted under the other Sections of this Article will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any contract, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      8. The Corporation will have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

      9. If the Corporation has paid indemnity or has advanced expenses to a director, officer, employee, or agent, the Corporation will report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

      10. The definitions set forth in Sections 8.75(i) and (j) of the Illinois Business Corporation Action of 1983, as amended, are hereby incorporated into this Article VI as if here set forth. The board of directors may authorize the payment of expenses incurred to the full extent provided by Section 8.75(e) of the Illinois Business Corporation Act of 1983, as amended. All sections of this Article will comply with and be governed and interpreted by, Section 8.75 of the Illinois Business Corporation Act of 1983, as amended.

      11. The indemnification and advancement of expenses provided by or granted under this Article will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of that person.

      12. For the purposes of this Article VI, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of a constituent corporation or is or was serving at the request of constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise will stand in the same position under the provisions of this
Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

      13. For purposes of this Article VI, references to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" include any service as a director, officer, employee, or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit, plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" as referred to in this Article VI.

      There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 7.     Exemption From Registration Claimed.

      Not Applicable.

ITEM 8.     Exhibits.

      The following exhibits are filed as part of this Registration Statement:

      Exhibit
      Number         Description

       4.1   1997  Stock  Option  Plan  -  Incorporated   by  Reference  to  the
             Registrant's Definitive Proxy Statement filed December 11, 1997.

       5.1   Opinion Regarding Legality and Consent - attached

       23.1  Consent of McGladdrey & Pullen LLP - attached

       25.1  Power of Attorney-Located on Signature Page

ITEM 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on FORM S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook, State of Illinois, on the 30th day of June, 1998.

CELTIC INVESTMENT, INC.


By/s/ Douglas P. Morris                         By/s/ Frank Lucchese
------------------------------                  ----------------------------
   Douglas P. Morris                              Frank Lucchese
   Principal Executive Officer                    Principal Financial Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Douglas P. Morris as true and lawful attorney-in-fact and agent, with full power of substitution and restitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Date                 Title                      Signature

June 30, 1998            President/Director          /s/ Douglas P. Morris
                                                     ---------------------
                                                     Douglas P. Morris

June 30, 1998            Director                    /s/ Larry Meek
                                                     ---------------------
                                                     Larry Meek

June 30, 1998            Director                    /s/ Howard D. Talks
                                                     ---------------------
                                                     Howard D. Talks

June 30, 1998            Director                    /s/ Reese Howell, Jr.
                                                     ---------------------
                                                     Reese Howell, Jr.

June 30, 1998            Director                    /s/Robert Gregory
                                                     ---------------------
                                                     Robert Gregory.